Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8), dated February 25, 2021, pertaining to the 2017 Equity Incentive Plan, as amended, the 2018 Equity Incentive Plan, as amended, and the 2021 Equity Incentive Plan of NexImmune, Inc. of our report dated July 13, 2020 (except Note 16(e) as to which the date is February 8, 2021), with respect to the financial statements of NexImmune, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-252220) and related Prospectus of NexImmune, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

February 25, 2021